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EXHIBIT 99.1

MERRILL MERCHANTS BANCSHARES, INC. ANNOUNCES
RETIREMENT OF WILLIAM C. BULLOCK, JR. AS CHAIRMAN OF THE BOARD

        Bangor, Maine, April 29, 2004: Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, has announced the retirement of William C. Bullock, Jr. (67), as Chairman of the Bank and the Company, positions he has held since the formation of the Company in 1992. The announcement was made at the Company's Annual Meeting of Shareholders held today.

        Bullock, who will continue to serve as a Director of the Company and Chairman of the Trust and Investment Committee, "was the catalyst for the start-up of the bank," according to Clift. "He recognized that we had a unique opportunity eleven years ago," stated Clift, who traces his friendship with Bullock to 1969 when Bullock first came to Maine from Morgan Guaranty Trust in New York City. "His investment savvy and banking experience, including service as a director of the Federal Reserve Bank of Boston were very critical to our initial success in attracting investors and our senior management team," according to Clift.

        "And once the Bank was formed, Bill wasn't satisfied until we opened a Trust and Investment Department," stated Clift. "We started from scratch in 1994 and today have $330 million in assets under management along with a record of superior market performance. Much of the credit for that goes to Bill's vision and dogged determination. We are very fortunate that he has agreed to continue to chair our Trust and Investment Committee."

        Commenting on the Bank's performance over the past twelve years, Bullock stated, "The 40 original investors, who placed their confidence and considerable capital in the Company in 1992, have seen an annual return of 17.8%. And those who invested at the time of the Initial Public Offering in 1998 have seen an annual return of 15.8%. These returns significantly exceed the S&P index, and our stock today trades in the range of $22.50 to $25.00 per share. Needless to say, this has been very significant for our original investors and all of our employees, for whom we set up a Stock Option Plan. Many of our employees have seen a grant of 100 shares increase in value to approximately $20,000. As an employer, that pleases me immensely."

        In addition to his early years on Wall Street, Bullock's forty-six year career has also included other banking leadership positions: Chairman, President, CEO and Director of the former Merrill Trust Company and Merrill Bancshares, Inc.; Chairman and Director of Fleet/Norstar of Maine; and Vice Chairman and Director of Fleet Financial Corporation. In 1986, Bullock was elected to serve a three-year term on the board of the Federal Reserve Bank of Boston. He also served as President of the Maine Bankers Association and on several committees of the American Bankers Association.

        Bullock has served as a director of many companies including: Bangor Hydro-Electric Company, Bangor and Aroostook Railroad, Fieldcrest Cannon Mills, Miller Haffenreffer Beverages Company, and the Courier-Gazette newspaper.

        Over the years, Bullock has served his community and state in a variety of civic and charitable capacities, most notably, when he was appointed in 1978 by former Governor James Longley as Chairman on the Indian Land Claims Commission, which resulted in the precedent-setting federal Indian Lands Claim Act of 1980. He has served as a trustee of the Maine Maritime Academy, the Bangor Theological Seminary, Eastern Maine Healthcare, and $6 billion Maine State Retirement System. He was a founding director of the Maine Community Foundation, as well as the very successful Target Area Development Corporation of Bangor. He was a founder and past president of the Action Committee of 50 and a member of several special task forces in support of the University of Maine. He has been involved in a number of state organizations, including serving as a director of the Associated Industries of Maine and the Maine State Chamber of Commerce.

        Commenting on his decision to retire, Bullock said, "I have been contemplating retirement for some time. It hasn't been an easy decision, but the Company is in good hands. It's been gratifying to see our Bank grow to the point we are the number one mortgage lender in Penobscot County and the leading Maine based lender for the Small Business Administration. These are significant achievements. I am very proud of everyone who helped us get to this level, but I am ready to pursue other interests on a day-to-day basis. I'll continue to be actively involved as Chairman of the Trust and Investment Committee and as a Director, and I have every confidence that Ed Clift, Bill Lucy and the other executive officers and employees are fully capable of leading the Company forward."

For further information contact:

  Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)
  Deborah A. Jordan, Chief Financial Officer (  djordan@merrillmerchants.com)
  Merrill Merchants Bancshares, Inc.
   www.merrillmerchants.com
  (207) 942-4800

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MERRILL MERCHANTS BANCSHARES, INC. ANNOUNCES RETIREMENT OF WILLIAM C. BULLOCK, JR. AS CHAIRMAN OF THE BOARD